AMENDMENT NO. 2 TO THE

OFFER LETTER

Exhibit 10.19 (b)

This Amendment No. 2 to the Offer Letter (the “Offer Letter”) is entered into by and between Aldeyra Therapeutics, Inc. (the “Company”) and Stephen G. Machatha, Ph.D. effective as of March 23, 2021.

WHEREAS, you and the Company previously entered into that Offer Letter, dated October 15, 2015, which governs the terms of your employment by the Company; and

WHEREAS, you and the Company now wish to amend the Offer Letter.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the undersigned parties agree as follows:

1.
The Offer Letter is amended by replacing paragraph 5(b) with the following text:

“(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of 9 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.”

2. Except as otherwise set forth above, all of the terms of the Offer Letter and Amendment No. 1, shall remain and continue in full force and effect.

Please indicate your agreement with the above terms by signing below.

Aldeyra Therapeutics, Inc. Employee

By: /s/ Joshua Reed /s/ Stephen G. Machatha

Name: Joshua Reed Stephen G. Machatha, Ph.D.

Title: CFO